Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Carey Skinner	Chuck Jones
	Investor Relations	Media Calls
	(770) 752-3369	(770) 752-3594
	Carey.Skinner@choicepoint.com	Chuck.Jones@choicepoint.com

ChoicePoint® Reports First Quarter 2007 Results

•	Service revenue from continuing operations grew 4 percent, led by Insurance Services Segment growth of 12 percent.

•	Net Free Cash Flow increased 30 percent from 2006 to $31.4 million for the quarter.

•	Repurchased 2.3 million shares during the quarter.

ALPHARETTA, GA – April 24, 2007 – For the first quarter of 2007, ChoicePoint Inc. (NYSE: CPS) reported a 4 percent increase in service revenue from continuing operations to $262.8 million, compared to $253.4 million for the first quarter of 2006. Total revenue from continuing operations was $267.7 million in the first quarter of 2007, compared to $260.1 million for the first quarter of 2006. Diluted earnings per share from continuing operations (“EPS”) for the first quarter of 2007 was $0.42, compared to $0.35 for the first quarter of 2006. Excluding the charges detailed in the table below, EPS would have been $0.43 for the first quarter of 2007, consistent with the $0.43 in the first quarter of 2006.

The following table provides a reconciliation of EPS excluding other charges to EPS calculated in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2007 and 2006:

	Quarter ended March 31,
	2007	2006
EPS from continuing operations excluding other charges	$0.43	$0.43
Other operating charges	(0.01)	(0.04)
Accelerated depreciation	—	(0.04)

EPS from continuing operations	$0.42	$0.35

Other operating charges incurred during the first quarter of 2007 totaled $1.3 million ($0.01 per share) and include costs associated primarily with lease abandonment and severance ($0.7 million) and legal expenses related to the fraudulent data access ($0.6 million).

ChoicePoint Earnings

Cash Flow and Balance Sheet Highlights – First Quarter

•

Cash flows from operating activities of continuing operations remained strong at $41.9 million for the three months ended March 31, 2007. With $11.5 million in capital expenditures during the first quarter of 2007, net free cash flow (cash flows from operating activities of continuing operations less capital expenditures) for the three months ended March 31, 2007 was $30.4 million, compared to $20.3 million for the first quarter of 2006. Excluding cash payments of $1.0 million in the first quarter of 2007 related to the fraudulent data access, net free cash flow for the quarter ended March 31, 2007 was $31.4 million.

•

During the first quarter, the Company repurchased 2.3 million shares of its common stock for $90.1 million at an average cost of $38.80 per share, leaving $82.1 million currently authorized in the Company’s buyback program. A total of 16.6 million shares have been repurchased for $642.9 million under the Company’s buyback program since its approval on July 26, 2005, representing the repurchase of 18.4 percent of the shares that were outstanding at the commencement of the buyback program.

•

Net debt (total debt of $460.0 million less cash and cash equivalents of $39.2 million) at March 31, 2007, increased by $32.4 million from December 31, 2006 to $420.8 million, with an average effective interest rate of 5.6%, as the Company utilized its cash flow from operations and incremental borrowings to repurchase shares and fund capital expenditures. The net debt to book capital ratio (net debt divided by the sum of net debt and total shareholders’ equity) at March 31, 2007 was 40.6%, and the remaining debt capacity at March 31, 2007 under our committed financing lines was $255 million.

Financial Highlights – First Quarter

•

Internal revenue (total revenue less revenue from acquisitions) increased 2 percent over the first quarter of 2006, led by 8 percent growth in Insurance Services and continued growth in Government Services. Internal revenue in Screening and Authentication Services and Financial and Professional Services was essentially flat, and Marketing Services encountered declines primarily due to significant weakness in the sub-prime market. First quarter service revenue from continuing operations increased 4 percent to $267.7 million in 2007 from $260.1 million in 2006.

ChoicePoint Earnings

•

Operating income for the first quarter of 2007 was $58.2 million, compared to $53.8 million for the same period of 2006. Operating income results for the three months ended March 31, 2007, were reduced by other operating charges of $1.3 million, ($0.8 million net of taxes), consisting of the following:

•	Charges of $0.7 million ($0.5 million net of taxes) for lease abandonment and severance primarily associated with the consolidation of facilities,

•	Charges of $0.6 million ($0.4 million net of taxes) for third party legal expenses related to the previously disclosed fraudulent data access.

Operating income results for the three months ended March 31, 2006, were reduced by other operating charges of $6.0 million, ($3.8 million net of taxes), consisting of the following:

•	Charges of $5.2 million ($3.3 million net of taxes) for asset impairment, lease abandonment and severance primarily associated with the consolidation of certain technology platforms,

•	Charges of $0.8 million ($0.5 million net of taxes) for third party expenses related to the previously disclosed fraudulent data access.

Additionally, the Company recorded $5.5 million ($3.4 million net of taxes) of accelerated depreciation expense, included in cost of sales, in connection with the consolidation of certain technology platforms. Excluding these charges, operating income would have been $59.5 million and $65.3 million for the first quarter of 2007 and 2006, respectively.

•

The Company’s effective tax rate from continuing operations in the first quarter of 2007 was 38.0%. The lower effective tax rate in the first quarter of 2007 is primarily due to a reduction in deferred state tax rates (approximately $0.01 per share) as a result of changes in the corporate structure of certain subsidiaries. However, we continue to expect the overall effective tax rate for the year to be in the 39% range.

•

Interest expense was $6.3 million for the first quarter of 2007, an increase from $2.2 million for the first quarter of 2006 due to higher average debt outstanding primarily associated with the Company’s share repurchase program and higher interest rates.

•

During the first quarter of 2007, as part of its previously-announced plan to divest certain non-strategic or under-performing assets, the Company completed the sale of its forensic DNA and bankruptcy, liens and judgment businesses as well as substantially all of its

ChoicePoint Earnings

shareholder services businesses for total net proceeds of $27.9 million, consistent with prior estimates. The Company expects working capital settlements related to these sales to be finalized by the end of 2007.

Operational Highlights

Insurance Services

•

Total revenue increased 11.5 percent to $125.3 million in the first quarter of 2007, compared to $112.3 million in the same period of the prior year. Internal revenue grew 8 percent during the first quarter of 2007, as compared to the same period of the prior year, led by double digit internal revenue growth in our software and claims and fraud analytics businesses. Solid growth in our data services business, including an improvement in revenue in the home insurance market, also contributed to this growth.

•

Operating income increased 7 percent in Insurance Services to $65.2 million for the first quarter of 2007, compared with $60.8 million for the first quarter of 2006. Operating profit margin was 52.0 percent for the first quarter of 2007 which improved sequentially from 51.4 percent in the fourth quarter of 2006.

Screening and Authentication Services

•

Total revenue and internal revenue remained essentially flat at $61.4 million in the first quarter of 2007, compared to $61.8 million in the first quarter of 2006. Double-digit internal revenue growth from our vital records, Bridger and MARI businesses was offset by negative internal revenue growth in our WorkPlace Solutions business due primarily to reduced hiring levels.

•

Operating income in Screening and Authentication Services was $10.1 million for the first quarter of 2007, compared to $14.2 million in the same period of the prior year. Operating profit margin was 16.4 percent for the first quarter of 2007, compared to 23.0 percent in the same period of the prior year. This decrease is primarily due to the revenue decrease discussed above and increased selling and depreciation costs as we invested in additional middle market sellers and system enhancements to improve operating efficiency.

Financial and Professional Services

•

Total revenue increased for the second consecutive quarter to $26.3 million in the first quarter of 2007 from $26.0 million in the first quarter of 2006. These results reflect growth in newer retail products, and banking and financial customers, offset by declining revenues in our mortgage related Charles Jones business, a supplier of New Jersey title and property lien searches.

ChoicePoint Earnings

•

Operating income in the Financial and Professional Services segment was $3.1 million for the first quarter of 2007, compared with $2.5 million for the same period of 2006. First quarter 2007 operating profit margin increased to 11.6 percent from 9.4 percent in the first quarter of 2006, primarily as a result of an increase in data revenue and the realization of certain benefits of consolidating technology platforms in 2006.

Government Services

•

Total revenue and internal revenue increased 4 percent to $32.6 million in the first quarter of 2007, compared to $31.4 million in the first quarter of 2006. Revenue in this segment was positively impacted by continued strong results in our software business and new product offerings, offset by negative growth in our data business due to reduced demand.

•

Operating income in Government Services was $2.2 million for the first quarter of 2007, a decrease from $3.8 million for the comparable period of 2006. Operating profit margin in Government Services for the first quarter of 2007 was 6.9 percent, compared to 12.2 percent in 2006, due primarily to the impact of declining data revenue, which generally has a higher margin than the software business.

Marketing Services

•

Total first quarter revenue for Marketing Services (which includes all of the Company’s revenue from reimbursable expenses) declined 23 percent to $22.1 million in 2007 from $28.6 million in 2006. Marketing Services’ service revenue for the first quarter of 2007 was $17.2 million compared to $21.9 million in 2006 due to significant reductions in spending in the sub-prime market, partially offset by increases in our insurance and retail banking verticals.

•

Operating income in Marketing Services was $1.2 million for the first quarter of 2007 compared with $4.0 million for the same period of 2006. First quarter 2007 operating profit margin (excluding reimbursable expenses), was 7.0 percent (5.4 percent of total revenue) compared to 18.3 percent in 2006 (14.0 percent of total revenue), a decrease resulting from the revenue decline discussed above and accruals for exposures relating to certain of our sub-prime customers.

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Corporate & Shared Expenses

•

For the first quarter of 2007, corporate and shared expenses were $16.6 million, or 6.3 percent of total service revenue, compared to $14.9 million, or 5.9 percent of total service revenue in the first quarter of 2006. We continue to expect corporate and shared expenses to be 7-8 percent of service revenue for the full year 2007.

•

The Company recorded stock-based compensation expense of $5.6 million ($4.1 million net of taxes) during the first quarter of 2007. Approximately $1.0 million of stock-based compensation expense included in cost of revenue with the remaining $4.6 million of stock-based compensation expense is included in selling, general and administrative expenses. These amounts include restricted stock expense of $2.3 million ($1.4 million net of taxes), and stock option expense of $3.3 million ($2.7 million net of taxes). The Company recorded $5.1 million ($3.7 million net of taxes) of such expenses in the first quarter of 2006, which includes restricted stock expense of $1.6 million ($1.0 million net of taxes) and stock option expense of $3.5 million ($2.7 million net of taxes).

Webcast

ChoicePoint’s first quarter results will be discussed in more detail on April 24, 2007, at 8:30 a.m. EDT via teleconference. The live audio Webcast of the call will be available on ChoicePoint’s Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EDT at the same Web address.

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Each year, we help more than 100 million people who are seeking to obtain jobs, fairly priced home and auto insurance, and who wish to rent apartments. Our authentication and anti-fraud tools improve efficiency and instill confidence in the decision-making process for our customers and consumers. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

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Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the impact of our decision to discontinue certain services, the results of our re-credentialing of customer accounts, the results of any litigation or government proceedings, demand for the Company’s services, product development, maintaining acceptable margins, maintaining our data supply, maintaining secure systems including personal privacy systems, ability to minimize system interruptions, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, specifically the direct marketing and public filings markets, privacy matters and any federal or state legislative responses to identify theft concerns, the impact of competition and customer consolidations, ability to continue our long-term business strategy including growth through acquisition, ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

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ChoicePoint Inc.

Financial Highlights

(Unaudited)	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2007	2006
Service revenue (a)	$262,819	$253,383
Reimbursable expenses per EITF 01-14 (b)	4,859	6,726

Total revenue	267,678	260,109

Cost of revenue	140,848	135,096
Reimbursable expenses	4,859	6,726
Selling, general and administrative expenses	62,470	58,468
Other operating charges (c)	1,303	5,987

Total costs and expenses	209,480	206,277

Operating income	58,198	53,832
Interest expense	6,316	2,205

Income from continuing operations before income taxes	51,882	51,627
Provision for income taxes	19,715	20,550

Income from continuing operations	32,167	31,077
Loss from discontinued operations, net of taxes (d)	(1,245)	(468)

Net income	$30,922	$30,609

Effective tax rate, continuing operations	38.0%	39.8%

EPS – diluted
Income from continuing operations	$0.42	$0.35
Loss from discontinued operations	(0.02)	(0.01)

Net income	$0.40	$0.34

Weighted average shares – diluted	77,362	88,804

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

Reconciliation to financial information excluding other expenses and discontinued operations

(Unaudited)	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2007	2006
Net income	$30,922	$30,609
Loss from discontinued operations, net of taxes (d)	(1,245)	(468)
Provision for income taxes	19,715	20,550
Interest expense	6,316	2,205

Operating income	58,198	53,832
Add back: other expenses (e):
accelerated depreciation expense	—	5,463
other operating charges (c)	1,303	5,987

Operating income before other expenses (f)	59,501	65,282
Interest expense	6,316	2,205

Income from continuing operations before income taxes & other expenses (f)	53,185	63,077
Provision for income taxes	20,210	24,792

Net income from continuing operations before other expenses (f)	$32,975	$38,285

Effective tax rate from continuing operations excluding other expenses (f)	38.0%	39.3%

Earnings per share from continued operations—diluted excluding other expenses (f)	$0.43	$0.43

	Three Months Ended March 31,
	2007	2006
Earnings per share from continuing operations—diluted excluding other expenses (f)	$0.43	$0.43
Other operating charges	(0.01)	(0.04)
Accelerated depreciation	—	(0.04)

Earnings per share from continuing operations	$0.42	$0.35

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

(Unaudited)	Three months ended March 31,
(Dollars in thousands except for per share amounts)	2007	2006
Cash Flow Highlights
Income from continuing operations	$32,167	$31,077
Depreciation & amortization	17,941	23,131
Changes in assets & liabilities and other	(8,137)	(18,907)

Net cash provided by operating activities—continuing operations	$41,971	$35,301
Proceeds from the disposition of discontinued operations	$27,864	$—
Acquisitions & investments, net of cash acquired	(207)	(20,502)
Capital expenditures	(11,547)	(14,979)

Net cash provided by (used in) investing activities—continuing operations	$16,110	$(35,481)
Net cash used in financing activities—continuing operations	$(42,925)	$(13,922)
Net cash (used in) provided by operating and investing activities of discontinued operations	$(2,573)	$1,193

Reconciliation of Net Free Cash Flow (g)
Net cash provided by operating activities—continuing operations	$41,971	$35,301
Capital expenditures	(11,547)	(14,979)

Net free cash flow from continuing operations	30,424	20,322
Fraudulent data access costs paid	1,023	3,820

Net free cash flow from continuing operations excluding fraudulent data access costs paid	$31,447	$24,142

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

(Unaudited)

(Dollars in thousands, except per share data)

March 31, 2007
Key Balance Sheet Highlights
Short-term debt and current maturities of long-term debt	$110,011
Long-term debt, net of current maturities	350,025

Total debt	460,036
Cash and cash equivalents	39,242

Net debt (h)	$420,794
Shareholders’ equity	$614,409
Net debt to book capital	40.6%

Days sales outstanding for continuing operations (adjusted for pass-through expenses)	42 days

Share Repurchase Summary

(In thousands, except per share data)

	Total number of shares repurchased	Average cost per share	Total cost for shares
Three months ended March 31, 2007	2,322	$38.80	$90,083
Inception of buyback program through March 31, 2007	16,643	$38.63	$642,924

See accompanying notes.

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ChoicePoint Inc.

Notes to Financial Highlights

(a)	Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue (also referred to as core revenue) to measure its continuing operations without the effect of reimbursable expenses.
(b)	Reimbursable expenses per Emerging Issues Task Force (“EITF”) 01-14 represent out-of-pocket expenses fully reimbursed by ChoicePoint’s customers and recorded as revenues and expenses in accordance with EITF 01-14 “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred”. As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of service revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles. First quarter pass-through expenses related to continuing operations totaled $214.7 million in 2007 and $207.9 million in 2006.
(c)	Other operating charges includes the following components:

	Three Months Ended March 31,
	2007	2006
Asset impairments	$—	$3,940
Lease abandonment and severance	736	1,265
Fraudulent data access related expense	567	782

Total other operating charges	$1,303	$5,987

(d)	Loss from discontinued operations, net of tax, includes the following components:

	Three Months Ended March 31,
	2007	2006
Loss from discontinued operations, net of taxes	$1,009	$468
Loss on sale of discontinued operations, net of taxes	236	—

Loss from discontinued operations, net of taxes	$1,245	$468

(e)	The Company recorded $5.5 million of accelerated depreciation as a result of the centralization of functions and consolidation of technology platforms during the first quarter of 2006. Additional other operating charges were recorded during 2007 and 2006 as discussed in Note (c) above. The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.
(f)	To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company provides the following non-GAAP financial measures: “operating income before other expenses,” “income from continuing operations before income taxes and other expenses,” “net income from continuing operations before other expenses,” “operating margins excluding other operating charges,” “effective tax rate from continuing operations excluding other expenses” and “diluted earnings per share from continuing operations—excluding other expenses”. In each case, these non-GAAP financial measures differ from the equivalent GAAP financial measures in that they exclude the other expenses described in Notes (c) and (e), which include expenses related to the fraudulent data access, accelerated depreciation and other costs relating to the consolidation of technology platforms, and other operating charges. Management uses these non-GAAP financial measures for internal purposes in evaluating and forecasting the Company’s operating performance because they exclude expenses that are not reflective of the Company’s ongoing operating performance and, in the case of expenses related to the fraudulent data access and consolidation of operating platforms, are expected to be limited in duration and decreasing over time. The Company also uses these non-GAAP financial measures in setting bonus targets and targets for other performance-based compensation plans. Management believes these non-GAAP financial measures assist investors in comparing the Company’s results with prior periods in which such expenses were not taken.

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These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating income, income before taxes, net income or earnings per share. In addition, there are limitations associated with the use of these non-GAAP financial measures. For example, expenses associated with items such as the fraudulent data access or consolidation of technology platforms could have a material impact on cash flows or liquidity. These effects are reflected in our GAAP financial statements. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

(g)	Net free cash flow is not defined under GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines net free cash flow as cash flows from operating activities of continuing operations less capital expenditures. It should not be inferred that the entire net free cash flow amount is available for discretionary expenditures. The Company believes net free cash flow is a useful measure of performance and its ability to generate cash.
(h)	Net debt is not defined under GAAP. The Company defines net debt as total debt less cash and cash equivalents. Management believes that net debt provides useful information regarding the level of the Company’s indebtedness by reflecting cash and investments that could be used to repay debt. Therefore, it should not be considered a substitute for total debt data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

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ChoicePoint Inc.

2007 Segment Results—Continuing Operations

(Dollars in thousands)	Q1 2007
Revenue
Insurance Services	$125,282
Screening and Authentication Services	61,438
Financial and Professional Services	26,272
Government Services	32,627
Marketing Services	17,200

Service Revenue	262,819
Reimbursable Expenses per EITF 01-14	4,859

Total Revenue	$267,678

Operating Income
Insurance Services	$65,179
Screening and Authentication Services	10,067
Financial and Professional Services	3,050
Government Services	2,235
Marketing Services	1,197
Corporate & Shared Expenses (a)	(16,585)
Stock-based compensation (b)	(5,642)

Operating Income before other expenses	59,501
Other expenses (c):
Other operating charges	(1,303)

Operating Income	$58,198

Total Service Revenue Growth Rates
Insurance Services	11.5%
Screening and Authentication Services	-0.7%
Financial and Professional Services	1.2%
Government Services	4.0%
Marketing Services	-21.4%

Total operations	3.7%

Internal Revenue Growth Rates
Insurance Services	8.0%
Screening and Authentication Services	-1.4%
Financial and Professional Services	1.2%
Government Services	4.0%
Marketing Services	-21.4%

Total operations	2.0%

Operating Profit Margins
Insurance Services	52.0%
Screening and Authentication Services	16.4%
Financial and Professional Services	11.6%
Government Services	6.9%
Marketing Services (d)	7.0%
Operating income before other operating charges as a percentage of service revenue (c)	22.6%

Operating income as a percentage of total revenue	21.7%

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ChoicePoint Inc.

2006 Segment Results—Continuing Operations

(Dollars in thousands)	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Total 2006
Revenue
Insurance Services	$112,326	$112,298	$116,118	$113,716	$454,458
Screening and Authentication Services	61,845	64,955	66,832	63,456	257,088
Financial and Professional Services	25,962	26,832	25,530	26,717	105,041
Government Services	31,375	32,324	35,123	36,991	135,813
Marketing Services	21,875	19,140	19,089	19,610	79,714

Service Revenue	253,383	255,549	262,692	260,490	1,032,114
Reimbursable Expenses per EITF 01-14	6,726	5,084	4,934	6,134	22,878

Total Revenue	$260,109	$260,633	$267,626	$266,624	$1,054,992

Operating Income
Insurance Services	$60,815	$60,039	$60,594	$58,395	$239,843
Screening and Authentication Services	14,238	14,729	15,740	12,389	57,096
Financial and Professional Services	2,451	3,923	3,044	3,580	12,998
Government Services	3,834	2,851	4,859	4,112	15,656
Marketing Services	4,002	2,135	2,834	3,475	12,446
Corporate & Shared Expenses (a)	(14,941)	(14,463)	(15,358)	(19,240)	(64,002)
Stock-based compensation (b)	(5,117)	(5,103)	(6,217)	(6,249)	(22,686)

Operating Income before other expenses	65,282	64,111	65,496	56,462	251,351
Other expenses (c):
Accelerated depreciation	(5,463)	—	—	—	(5,463)
Other operating (charges) benefit	(5,987)	(2,740)	(116,054)	7,209	(117,572)

Operating Income	$53,832	$61,371	$(50,558)	$63,671	$128,316

Total Service Revenue Growth Rates
Insurance Services	14.0%	11.2%	10.8%	15.4%	12.8%
Screening and Authentication Services	11.3%	5.9%	4.9%	3.2%	6.2%
Financial and Professional Services	-21.5%	-11.3%	-11.9%	5.9%	-10.6%
Government Services	0.9%	7.8%	-0.6%	12.2%	5.0%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%

Total operations	4.6%	3.8%	2.3%	8.3%	4.7%

Internal Revenue Growth Rates
Insurance Services	12.8%	10.1%	8.2%	11.6%	10.6%
Screening and Authentication Services	11.1%	5.0%	3.8%	2.3%	5.4%
Financial and Professional Services	-21.5%	-11.3%	-11.9%	5.9%	-10.6%
Government Services	-2.4%	7.1%	-0.6%	12.2%	4.0%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%

Total operations	3.7%	3.1%	0.9%	6.5%	3.5%

Operating Profit Margins
Insurance Services	54.1%	53.5%	52.2%	51.4%	52.8%
Screening and Authentication Services	23.0%	22.7%	23.6%	19.5%	22.2%
Financial and Professional Services	9.4%	14.6%	11.9%	13.4%	12.4%
Government Services	12.2%	8.8%	13.8%	11.1%	11.5%
Marketing Services (d)	18.3%	11.2%	14.8%	17.7%	15.6%

Operating income before other operating charges as a percentage of service revenue (c)	25.8%	25.1%	24.9%	21.7%	24.4%

Operating income as a percentage of total revenue	20.7%	23.5%	-18.9%	23.9%	12.2%

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ChoicePoint Inc.

Segment Results—Continuing Operations

Notes to Segment Results

(a)	Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.
(b)	Stock-based compensation includes the following components:

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	FY 2006	Q1 2007
Stock option expense	$3,537	$3,424	$4,284	$4,156	$15,401	$3,349
Restricted stock expense	1,580	1,679	1,933	2,093	7,285	2,293

Total	$5,117	$5,103	$6,217	$6,249	$22,686	$5,642

(c)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results.
(d)	Represents operating income as a percentage of service revenue.

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